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May 11, 2010		Writer’s Direct Contact 858.720.7912 njensen@mofo.com

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Celia Soehner, Staff Attorney

Re:	Inovio Biomedical Corporation
Form 10-K for the fiscal year ended December 31, 2009
Filed on March 26, 2010
File No. 001-14888

Ladies and Gentlemen:

As mentioned in my message to you, Inovio Biomedical Corporation is diligently working on its response to the letter of comment from the staff of the Securities and Exchange Commission dated April 28, 2010, and expects to file such response on or before May 20, 2010.

Please contact me at (858) 720-7912 if you have any questions. Thank you.

Sincerely,

/s/ J. Nathan Jensen

J. Nathan Jensen

cc: Peter Kies (Inovio Biomedical Corporation)